FOR IMMEDIATE RELEASE

Investor Relations and Media Contact :
Robert Leahy: 202/ 550-4294

4C Controls Inc. Appoints Jean-Robert Martin Chairman of the Board

NEW YORK and Paris, May 4, 2008 -- 4C Controls Inc. (OTCB: FOUR.OB) today announced the appointment of Jean-Robert Martin as Chairman of the Board of Directors. The appointment is effective immediately.

Mr. Martin, 68, is a recognized authority with a distinguished 46 year career in defense and security related technology initiatives. A French citizen, he presently serves as a director of Thales Airborne Systems (a subsidiary of Thales SA), Qioptiq which is involved with optical components primarily sold in the United Kingdom, Germany and Singapore, SIRA, a private French company involved with machining aerospace high technology mechanical assemblies, and X-PM, a Paris-headquartered, private interim management company with primary operations in France and the People’s Republic of China.

Prior to his current roles, Mr. Martin served as general manager of Thales SA defense activities - including airborne and space systems, land and joint systems as well as naval systems and air defense - where he oversaw 33,000 employees in France, the United Kingdom, the Netherlands, Australia, Korea, South Africa, Greece, the U.A.E. and Saudi Arabia.

Earlier, Mr. Martin held the positions of Chairman and Chief Executive Officer of Detecxis, a $1.3 billion company resulting from the merger of the radar and missiles divisions of Thales and Dassault Electronique (1998 - 2000); Chairman and Chief Executive Officer of Sextant Avionics with revenues in excess of $1.1 billion (1992-1998); General Manager of the Airborne Equipment defense division (producing radars , electronic warfare, optronics, simulation, missiles, 1988-1991); as well as Chairman and Chief Executive Officer of Cimsa-Sintra (data processing, computers and air traffic management, 1986-1988).

For nearly the first quarter century of his career, Mr. Martin served in various other private sector managerial roles focused on airborne weapons systems, avionics, radar and satellites.

“As one of the world’s leading defense and security related authorities, Jean-Robert Martin brings extraordinary credibility, technical knowledge, management expertise and commercial savvy to 4C Controls. His strategic acumen and industry associations are clearly expected to benefit the company in its build out of market offerings and attraction of managerial talent. We are delighted he has chosen to accept this assignment,” said Riccardo Maggiora, head of the Board's nominating committee.

About 4C Controls Inc.

With headquarters in New York, 4C Controls is an early stage company offering high technology security integrated solutions providing real-time early warning and reduction of time scales from threat-detection to termination in the field. The Company’s primary focus is on the acquisition of technologies and large distribution networks including electronic surveillance / access control market such as biometric, radio frequency identification (RFID), real time locating systems (RTLS) and closed-circuit television (CCTV); high resolution synthetic aperture radar satellites (SAR) and satellite images; and ground high performance radars for intrusion detection.

Forward-Looking Statements

This press release contains 'forward-looking statements' as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. 4C Controls cannot provide assurances that any prospective matters described in the press release will be successfully completed or that it will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; its ability to retain key management and employees; intense competition and the ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the 4C Controls SEC filings. 4C Controls undertakes no obligation to update information contained in this release.